EXHIBIT 10.7

SUBLEASE AGREEMENT

     AGREEMENT OF SUBLEASE (“Sublease”), made this 15th day of October, 2002, by and between HAMILTON RESOURCES CORPORATION, a Delaware corporation, hereinafter referred to as “Sublessor”, and ALLIANCE BANK, a Virginia corporation, hereinafter referred to as “Sublessee”.

W I T N E S S E T H:

     WHEREAS, Sublessor and Medmarc Mutual Insurance Company, a Vermont corporation (“Landlord”), entered into a certain Lease, dated as of August 21, 2000, as amended, a copy of which is attached hereto and incorporated herein as Exhibit A (hereinafter, collectively, the “Lease”), pursuant to which Sublessor has leased a certain premises containing approximately 29,532 rentable square feet on the third (3rd) floor of the building located at 14280 Park Meadow Drive, Chantilly, Virginia 20151 (the “Premises”), as more particularly described in the Lease; and

     WHEREAS, Sublessee desires to sublet the Sublet Premises, as further defined herein, and Sublessor desires to sublet the same, upon the terms and conditions set forth herein:

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1.    The Sublet Premises:

            (a)    Sublessor does hereby sublease to Sublessee, and Sublessee does hereby sublease from Sublessor, the Sublet Premises, identified as Suite 350, containing approximately 6,375 rentable square feet, located on the third (3rd) floor at 14280 Park Meadow Drive, Westfields Corporate Center, Chantilly, Virginia 20151 and as the same is more fully depicted by Exhibit B attached hereto and incorporated herein, subject to all of the terms, covenants, and conditions contained herein, including, without limitation, all of the terms, covenants, and conditions now or hereafter of record and affecting the Land (as defined in the Lease), and all of the terms, covenants, and provisions of the Lease. Notwithstanding anything in this Sublease to the contrary, this Sublease is in all respects subject and subordinate to the provisions of the Lease, and all covenants and conditions of record.

            (b)    The parties hereto agree and stipulate that the rentable square footage of the Sublet Premises is as set forth in Section 1(a) above, and Sublessor shall not be obligated to remeasure the Sublet Premises nor to adjust the Rent as a result thereof. Notwithstanding the foregoing, the Sublessor shall it’s reasonable best efforts to provide the Sublessee with a documentation form Sublesssor’s architect verifying the square footage of the Sublet Premises in accordance with the measurement standard set forth in the Lease or in the absence thereof, in accordance with the prevailing standard market form of measurement used to measure office spaces in Northern Virginia.

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     2.    Term:

            (a)    The term of this Sublease shall commence on the later date of October 15, 2002, or Landlord’s written consent of this Sublease (hereinafter “Sublease Commencement Date”), and shall then continue until October 31, 2007 (the “Term”), unless earlier terminated as provided herein. Notwithstanding the foregoing or any other provision of this Sublease, subject however to Section 3(c) below and any “non-disturbance” agreement provided by the Landlord, this Sublease shall automatically terminate and be of no further force and effect if the Lease terminates or expires for any reason. Sublessor is relieved of all liability hereunder upon the expiration or earlier termination of the Lease, unless the early termination of the Lease is caused as a result of Sublessor’s breach of the Lease.

            (b)    Provided that Sublessee shall not be in default under this Sublease, Sublessee shall have an option to renew this Sublease through February 28, 2011, at a Base Rent equal to the fair market rental but not less than the base rent as then escalated, all other terms and conditions (including the obligation to pay Sublessee’s proportionate share of Operating Expenses) remaining the same. Sublessee shall exercise this option by written notice to Sublessor at least nine (9) months prior to the expiration of the initial Term. Upon receipt of notice, Sublessor shall notify Sublessee of Sublessor’s determination of fair market rental, which shall be Sublessor’s reasonable and best estimate of the fair market rental in the area of the Premises, taking into account buildings of similar location, quality, age, and facilities. Upon receipt of Sublessor’s determination and if Sublessee agrees with Sublessor’s determination of the fair market rental, the parties shall execute a lease amendment, memorializing the extension of the Term and the Base Rent for the renewal term. If Sublessee disagrees with Sublessor’s determination of the fair market rental, then the Sublessee shall within ten (10) business days of the receipt of Sublessor’s proposal, shall submit a counter proposal to the Sublessor. If at that time the Sublessor and the Sublessee can not agree as to what constitutes the appropriate fair market rental for the Premises for the renewal term, then the parties shall utilize the “three broker method” as described in Section 2(c) below in order to determine the applicable fair market rental for Premises during the renewal term.

            (c)    If the parties submit the issue of what constitutes the appropriate fair market rental for the Premises for the renewal term to determination using a “three broker method”, then the base rent applicable during the renewal term shall be equal to the fair market rental rate as determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Sublessor, one by Sublessee, and the two brokers so appointed shall select the third. Each member of the board of brokers shall be licensed in the Commonwealth of Virginia as a real estate broker, with a substantial familiarity in the field of commercial leasing in the Chantilly, Virginia having no less than ten (10) years experience in such field, and recognized as ethical and reputable within the field. Sublessor and Sublessee agree to make their appointments within ten (10) business days after the earlier to occur of (i) the expiration of the ten (10) day period after Sublessor’s receipt of Sublessee’s counterproposal, or (ii) the date Sublessor notifies Sublessee of its rejection of Sublessee’s counterproposal. The two (2) brokers selected by Sublessor and Sublessee shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within ten (10) days after the third broker is selected, shall

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submit his or her determination of the said fair market rental. If either of the parties fail to select a broker within the aforesaid time periods, the broker selected by the other party shall select the other two (2) brokers to participate in the determination, each of which shall meet the selection criteria set forth above, and be affiliated with a different company from the first broker and from each other; and if the brokers selected by Sublessor and Sublessee are unable to reach agreement on the identity of the third broker within the applicable ten (10) day period, then the third broker shall be designated (in compliance with the applicable criteria set forth above) by an agent of the Virginia Board of Realtors in office at such time. The fair market rental shall be the average of amount determined by the two brokers whose determinations are closest in amount to each other (or if two brokers reach an identical determination, the determination of such two brokers), provided that if the two (2) most proximate determinations of fair market rental differ by more than five percent (5%), then the determination of fair market rental by such board of three brokers shall be null and void, and Sublessor and Sublessee shall, within five (5) business days thereafter, appoint a new board of three different real estate brokers meeting the above-stated criteria, who shall convene in accordance with the procedures and time frames set forth above in order to render a new determination, as if the first determination had never taken place. After the fair market rental has been established, the brokers shall immediately notify the parties in writing, and such determination shall be conclusive and binding upon the parties. Sublessor and Sublessee shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

            (d)    Provided that Sublessee shall not be in default under this Sublease, Sublessee shall have the first right of refusal on the adjoining approximately 1,800 rentable square feet of shell space (the “Option Space”) for the initial term should the Sublessor elect to not use that space for Sublessor’s own benefit. In the event that Sublessor decides to sublease such space to a third party, Sublessor shall first give Sublessee written notice thereof, which notice shall contain the Base Rent, Base Rent Escalation, Base Year and Term at which Sublessor intends to offer the Option Space to the third party. Sublessee shall then have ten (10) days to accept or reject such offer. If Sublessee accepts such offer within the ten (10) day period, then the Option Space shall, upon Sublessor’s completion of a mutually agreeable turnkey buildout of the Option Space at Sublessor’s sole cost and expense, which buildout shall be equal in standard to the existing buildout of the lease Premises (Suite #350), be added to the Premises, and the Base Rent shall be increased by an amount equal to the product of 1,800 multiplied by the Base Rent per square foot then in effect. Notwithstanding the foregoing, should the term of the lease for the Option Space not be co-terminus with Sublessee’s original Sublet Premises, then Sublessee shall have the option of increasing the tem of the original Sublet Premises to be co-terminus with the term of the Option Space. The parties shall execute a lease amendment, memorializing the addition of the Option Space to the Sublet Premises, and if Sublessee fails or refuses to execute such amendment, then, at the option of Sublessor, the right of first refusal and addition of the Option Space shall be null and void. If Sublessee rejects or fails to accept such offer within the ten (10) day period, then this right of first refusal shall be null and void, and thereafter, Sublessor may sublease the Option Space without respect to this right of first refusal.

            (e)    Notwithstanding the foregoing, Sublessor shall not be required to tender possession of the Sublet Premises until Sublessee has procured the insurance described in Section 12 of this Sublease and has tendered a certificate of such insurance to Sublessor. Should

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Sublessee fail to procure the required insurance or tender the required certificate of insurance, the Sublease Commencement Date shall occur on the date that Sublessor would have tendered possession but for Sublessee’s breach. If, for any reason, Sublessor cannot deliver possession of the Sublet Premises to Sublessee, Sublessor shall not be subject to any liability therefore, nor shall such failure affect the validity of this Sublease or the obligations of Sublessee hereunder, or extend the term thereof. Notwithstanding the foregoing, should Sublessor not deliver possession of the Sublet Premises by November 1, 2002, then Sublessee, at Sublessee’s option, shall have the right to send Sublessor written notice terminating the Sublease.

            (f)    For purposes of this Sublease, the term “Sublease Year” shall mean a period of twelve (12) consecutive months, commencing on the Sublease Commencement Date, and each successive twelve (12) month period thereafter, except that if the Sublease Commencement Date is a day other than the first day of a month, then the first Sublease Year shall commence on the Sublease Commencement Date and shall continue for the balance of the month in which the Sublease Commencement Date occurs and for a period of twelve (12) calendar months thereafter.

     3.    Lease:

            (a)    Sublessee agrees that this Sublease is and shall remain in all respects subject and subordinate to the Lease noted above, by and between Sublessor and the Sublessee which includes and covers the Sublet Premise; that Sublessee will occupy the Sublet Premises in a manner consistent with the terms of the Lease, a copy of which shall be provided to Sublessee, with economic terms redacted, prior to execution of this Sublease, will perform all acts or duties pertaining to the use and occupancy of the Sublet Premises as are required of the Sublessor under the Lease, and will not do or suffer to be done any act or omit to do any act which might result in violation of or a default under any of the covenants, terms and conditions of the Lease, nor render Sublessor or Landlord liable for any charge or expenses thereunder. To the extent that Landlord’s consent or approval shall be required under this Sublease, or the Lease, Sublessor and Landlord shall have no liability of any kind whatsoever to Sublessee for the failure of Landlord to grant such consent or approval.

            (b)    Sublessee shall and hereby does indemnify, and hold Sublessor and Landlord harmless against any and all actions, claims, demands, damages, liabilities, and expenses (including, without limitation, reasonable attorney’s fees, investigative costs, and court costs) asserted against, imposed upon, or incurred by Sublessor or Landlord by reason of any violation caused, suffered, or permitted by Sublessee or Sublessee’s agents of any of the terms, covenants, or conditions of the Lease.

            (c)    Notwithstanding anything herein to the contrary, this Sublease is subject and subordinate to the Lease, and to the matters to which the Lease is or shall be subordinate, and in the event of a termination of the Lease, or the re-entry or dispossession of Sublessor by Landlord under the Lease, Sublessee shall have the right to attorn to Landlord as its Sublessor pursuant to the then applicable terms of this Sublease for the remaining term hereof, except that Landlord shall not be (i) liable for any act or omission of Sublessor under this Sublease, (ii) subject to any offset which theretofore accrued to Sublessee against Sublessor, or (iii) bound by

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any previous modification of this Sublease not consented to in writing by Landlord or by a previous prepayment of rent more than one month in advance. If requested by Landlord, or any mortgagee, deed of trust holder, or ground lessor of Landlord (“Mortgagee”), Sublessee shall promptly execute and deliver any certificate or other document confirming such subordination in form and substance acceptable to Landlord or Mortgagee. Sublessor shall use commercially reasonable efforts, without any liability to Sublessor, to obtain from any current or future Mortgagee, a non-disturbance agreement for the benefit of Sublessee, the form of which shall be provided by the Mortgagee. Notwithstanding anything in this Sublease to the contrary, the Sublessor shall, simultaneously with the execution of this Sublease, acquire from the Landlord a non-disturbance agreement for the benefit of the Sublessee, the form and content of which shall be reasonably satisfactory to the Sublessee

     4.    Rent:

            (a)    The “Base Rent” shall mean the sum of One Hundred Forty Six Thousand Six Hundred Twenty Five and 0/100 Dollars ($146,625.00), payable in monthly installments of Twelve Thousand Two Hundred Eighteen and 75/100 Dollars ($12,218.75), subject to the annual escalation pursuant to Section 4(b) below.

            (b)    Commencing on the first day of the second Sublease Year, and on the first day of each and every Sublease Year thereafter during the Term, the Base Rent (and the monthly installments thereof) shall be adjusted (increased only) by adding to the Base Rent a sum equal to the Base Rent then in effect multiplied by three percent (3%). The Base Rent as established by such adjustment shall continue in effect as the Base Rent required to be paid hereunder until again adjusted as herein provided.

            (c)    Concurrently with the execution of this Sublease, Sublessee shall pay to Sublessor an amount equal to one (1) monthly installment of the Base Rent payable during the first (1st) Sublease Year, which amount shall be credited by Sublessor toward the monthly installment of the Base Rent payable for the first full calendar month falling within the Term. If the Sublease Commencement Date shall be on a date other than the first day of the month, then the Base Rent for the second (2nd) calendar month shall be prorated based upon a fraction, the numerator of which is the number of days from and including the Sublease Commencement Date to the end of the month, and the denominator is the total number of days in said month. The Sublessee covenants to pay such Base Rent in advance of the first of each month. All rent, including Base Rent and any other sum of any kind that may be due from Sublessee to Sublessor (“Additional Rent”), shall be payable without notice or demand and without deduction, offset, counterclaim, or abatement, in lawful money of the United States of America to Sublessor when due, at the address stated herein, or to such other persons or at such other places as Sublessor may designate in writing. If Sublessor shall at any time or times accept rent, whether Base Rent or Additional Rent (hereinafter collectively “Rent”), after it shall become due and payable, such acceptance shall not excuse delay upon subsequent occasion, or constitute, or be construed as, a waiver of any or all of Sublessor’s rights hereunder.

            (d)    Sublessee shall pay to Sublessor during the Term hereof, in addition to the Base Rent, Sublessee’s Share of the amount by which all Operating Expenses (as defined in

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Section 4.2 of the Lease) and Real Property Taxes (as defined in Section 10.2 of the Lease) payable by Sublessor for each Comparison Year exceeds the amount of all Operating Expenses and Real Property Taxes payable by Sublessor for the Base Year (which shall be calendar year 2003). Sublessee’s Share of Operating Expense and Real Property Taxes increases shall be determined in accordance with the following provisions:

                     (i)    Sublessee’s Share shall be the ratio of the total rentable square footage of the Sublet Premises to the total rentable square footage of the Premises, which as of the date hereof, the parties stipulate to be .216. In the event that the number of rentable square feet in the Sublet Premises or the Premises changes (e.g., exercise of right of first refusal), Sublessee’s Share shall be adjusted in the year the change occurs, and Sublessee’s Share for such year shall be determined on the basis of the days during such year that each Sublessee’s Share was in effect.

                     (ii)    Comparison Year is defined as each calendar year during the Term of this Sublease after the Base Year. Sublessee’s Share of the Operating Expense and Real Estate Taxes increases for the last Comparison Year of the Term of this Lease shall be prorated according to that portion of such Comparison Year as to which Sublessee is responsible for a share of such increase.

                     (iii)    Commencing on the first day after the expiration of the Base Year, during the Term hereof, on the first day of every month, without demand, counterclaim, or offset, Sublessee shall pay Sublessor an estimated payment toward its obligations for Operating Expenses and Real Estate Taxes, as reasonably estimated by Sublessor. After the end of each calendar year during the Term hereof and receipt by Sublessor of Landlord’s accounting for Operating Expenses and Real Estate Taxes, Sublessor shall provide to Sublessee an accounting of such Operating Expenses and Real Estate Taxes based upon Sublessee’s Base Year, and thereupon Sublessee shall pay any deficiency within thirty (30) days of receipt of such accounting, or any overage shall be credited to the next installment of Operating Expenses and Real Estate Taxes.

            (e)    Any monthly installment or other payment of Rent not paid on or before five (5) days of its due date shall be subject to a one-time late charge of five percent (5%) of the Base Rent and Additional Rent due. All Rent and all other payments becoming due hereunder (including Additional Rent) shall bear interest at the rate of thirteen (13%) percent per annum from and after the date when the same shall become due and payable. Any interest charges pursuant to this subsection shall constitute Additional Rent. The parties agree that the obligation hereunder is exempt as a commercial transaction from the defense of usury pursuant to Va. Code Title 6.1, Chapter 7.3, Article 10, provided, however, that if any court shall hold that such defense is available, then the interest rate set forth above shall be the highest rate permitted by the laws of the Commonwealth of Virginia.

     5.    Deposit:

            (a)    Upon execution of this Sublease and subject to the provisions of Section 4(c) above, Sublessee shall deposit with Sublessor the sum of Twelve Thousand Two Hundred

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Eighteen and 75/100 Dollars ($12,218.75), as a rental deposit for the first month’s rent (the “Rental Deposit”), and the sum of Twenty Four Thousand Four Hundred Thirty Seven and 50/100 Dollars ($24,437.50) as a security deposit for the performance by Sublessee of the provisions of this Sublease (the “Sublease Deposit”). Such Sublease Deposit shall be considered as security for the payment and performance by Sublessee of all of Sublessee’s obligations, covenants, conditions and agreements under this Sublease, or any other obligation of Sublessee. The Sublease Deposit, may, at Sublessor’s option, be applied toward the cost of repairing or restoring any damage to the Sublet Premises or for any other liabilities or indebtedness of Sublessee to Sublessor of any kind, and shall not be applied or credited to any payment of Rent in lieu of payment thereof. The Security Deposit may not be used or applied by Sublessee as a substitute for any rent due, but may be so applied by Sublessor at any time at Sublessor’s sole option. The use, application or retention of the Security Deposit, or any portion thereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by law or in equity, and shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled. If Sublessor applies or retains any part of the Security Deposit, upon written demand therefore by Sublessor, Sublessee shall promptly deposit cash or cash equivalent with Sublessor in such amount so that Sublessor shall have the full deposit on hand at all times during the Term.

            (b)    If Sublessee is not in default at the expiration or termination of this Sublease, and has paid in full all obligations of any kind to Sublessor, Sublessor shall return the Sublease Deposit or any balance thereof to Sublessee, within forty five (45) days after the expiration of the term hereof, or after Sublessee has vacated the Premises, whichever is later.

     6.    Alterations:

            (a)    Sublessee will not make or permit anyone to make any improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or the Building or in or to the Sublet Premises (“Alterations”), without the prior written consent of the Sublessor, which consent may be withheld in Sublessor’s sole discretion with respect to any proposed material Alterations which effect the Building’s HVAC, Building utility systems (e.g., water or electrical systems), or which require any structural modifications or changes. Otherwise, such consent shall not be unreasonably withheld, conditioned, or delayed. Any proposed alterations shall also require Landlord’s approval, as provided in the Lease. In connection with Alterations, Sublessee shall comply with any and all directions and requirements of Landlord. Alterations shall include, but shall not be limited to, the installation or modification of carpeting, walls, partitions, counters, doors, shelves, lighting fixtures, hardware, locks, ceiling, window and wall coverings.

            (b)    Any Alteration or work performed by Sublessee shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor and in accordance with plans and specifications reasonably approved in writing by Sublessor; (d) in accordance with legal requirements and requirements of any insurance company insuring the Building; (e) after obtaining a workmen’s compensation insurance policy reasonably approved in writing by Landlord and Sublessor; and (g) after delivering to Landlord and Sublessor written, unconditional waivers of mechanics’ and materialmen’s liens against the

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Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration or work, which waivers may state that they are subject to payment of a specified amount. Landlord’s and Sublessor’s consent to the making of an Alteration shall be deemed not to constitute Landlord’s or Sublessor’s consent to subject its interest in the Premises or the Building to liens which may be filed in connection therewith.

            (c)    Any Alterations, with the exception of removable trade fixtures and equipment not required to remain in the Premises pursuant to the Lease, (a) shall immediately become the property of Landlord and (b) shall remain upon and be surrendered with the Sublet Premises as a part thereof at the end of the Term. Notwithstanding the foregoing, Sublessor may elect at the time of approval of Alterations, upon notice to Sublessee, that any Alterations be removed at the end of the Term, and thereupon, Sublessee shall, at Sublessee’s sole expense, cause such Alterations to be removed and the Sublet Premises to be restored to their condition prior to the making of such Alterations, reasonable wear and tear excepted.

            (d)    Notwithstanding the foregoing, the Sublessor acknowledges that Sublessee intends to convert one of the offices in the Premises into a computer/server/data room and in doing so, will remove the carpeting in said room, install a special HVAC to cool the room, and add additional electrical outlets to accommodate the equipment being added (the “Special Alterations”). Subject to the requirements of Paragraph 6(b) and (c) above, the Sublessor herby approves the Special Alterations.

     7.    Permitted Use: Sublessee covenants to use the Sublet Premises for office purposes, and for no other purpose. The Sublessee shall not use or occupy the Sublet Premises for any dangerous or unlawful purpose and, at Sublessee’s sole expense, shall comply with all present and future laws, ordinances, regulations and orders of the United States of America, the Commonwealth of Virginia, the County of Fairfax and any other public or quasi-public authority having jurisdiction over the Sublet Premises.

     8.    Operation of Business and Sublet Premises:

            (a)    Except as expressly set forth herein, Sublessee accepts the Sublet Premises in AS IS condition. Sublessor makes no representations or warranties of any kind whatsoever with respect to the suitability of the Sublet Premises for Sublessee’s use. Notwithstanding the foregoing, the Sublessor shall ensure that all base building mechanical, electrical and HVAC systems are in proper working order. Sublessee shall keep and maintain the Sublet Premises in clean, safe, and sanitary condition, shall take good care thereof, and shall suffer no waste or injury thereto, and at the expiration or other termination of this Sublease, shall surrender the Sublet Premises in good order and condition, normal and customary wear and tear excepted.

            (b)    Sublessee, at Sublessee’s expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction, affecting or applicable to the Sublet Premises for the cleanliness, safety, occupancy and use of the same, whether or not any such law, ordinance, order, rule, regulation or requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary.

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Sublessee shall obtain and maintain any permits and approvals that may be required, including any special use permit, if any. Notwithstanding anything contrary to the above, Sublessor shall ensure that the Sublet Premises can be lawfully occupied by Sublessee for its Permitted Use in it’s AS IS condition.

            (c)    Sublessee shall keep the Sublet Premises free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or for Sublessee, and agrees to bond against or discharge any such lien (including, without limitation, any construction mechanic’s or materialman’s lien) within ten (10) days after the earlier of written request therefor by Sublessor or Landlord or the knowledge by Sublessee of the existence of the lien.

            (d)    Sublessee shall not cause or permit any Hazardous Material (as that term is defined in any federal, state, or local statute, regulation, or ordinance) to be generated, produced brought upon, used, stored, treated or disposed of in or about the Premises, the Building or the land by Sublessee or its agents or sublessees without the prior written consent of Sublessor. Sublessor shall be entitled to take into account such factors or facts as Sublessor may in its sole and exclusive discretion determine to be relevant in determining whether to grant, condition or withhold consent to Sublessee’s proposed activity with respect to Hazardous Material and Sublessee shall indemnify, defend and hold Sublessor and Landlord harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (economic or other) arising from a breach of this prohibition by Sublessee, its agents or sublessees.

     9.    Rules and Regulations: Sublessee and its employees, agents, customers and invitees shall abide by and observe the rules and regulations promulgated by Landlord from time to time for the operation and maintenance of the Building or any new rules and regulations which may from time to time be issued by Landlord, provided such new rules and regulations are not materially inconsistent with this Sublease, does not materially increase the financial burden of the Sublessee, or does not unreasonably restrict Sublessee’s rights under this Sublease. Landlord and Sublessor shall not be liable to Sublessee for any violation of these rules and regulations by any other tenant or its employees, agents or invitees. Any reference to Landlord in the rules and regulations shall not be deemed to create any privity or contractual relationship between Sublessee and Landlord.

     10.   Additional Obligations of Sublessee: Sublessee shall:

            (a)    Keep the Sublet Premises and approaches clean and free from rubbish. Sublessee will not store any material or trash of any nature whatever outside of the Sublet Premises.

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            (b)    Pay all deposits and charges for all services used on the Sublet Premises as they become due and payable.

            (c)    Not do or permit any activities or materials upon the Sublet Premises which will contravene policies insuring Sublessor or Landlord against loss or damage by fire or other hazards, including, but not limited to public liability, or which will prevent the procuring of such policies from companies acceptable to Sublessor or Landlord.

            (d)    Not display merchandise, temporary signs or other obstructions on the outside of the Building without the express written consent of Landlord as may be required under the Lease.

            (e)     Not cause or permit any waste or damage to the Sublet Premises and give Sublessor and Landlord prompt notice of any damage that may occur.

            (f)    Promptly pay all contractors and materialmen so as to minimize the possibility of a lien attaching to the Sublet Premises.

            (g)    Upon ten (10) days written notice to execute such instruments as may be necessary to subordinate this Sublease to any mortgage or deed of trust now or at any time hereafter placed upon the Sublet Premises or the Building, whether or not the aggregate amount thereof shall exceed the aggregate amount of the encumbrances now upon the Sublet Premises.

            (h)    Not operate any machinery in or about the Premises or the Sublet Premises which may cause vibration or damage to the Premises or the Sublet Premises; nor use a loudspeaker in or about the Sublet Premises.

            (i)    Park commercial vehicles, trucks and equipment at such place or places as designated and prevent any vehicles from blocking traffic lanes in front of the Building. Sublessee shall not have inoperative or unregistered vehicles stored in the parking lot for longer than twenty-four (24) hours.

            (j)    Not place any exterior signs, advertising or awnings upon the Building, Premises or Sublet Premises without the expressed approval in writing from Sublessor, which approval may be withheld in Sublessor’s sole discretion. Sublessee will maintain any approved appurtenance, as needed, at Sublessee’s sole expense, and if not so maintained, it may be removed by Landlord or Sublessor at Sublessee’s expense. Any such appurtenance will be removed and the building restored to its original condition by Sublessee at the termination of this Sublease.

            (k)    Inspect regularly all portions of the Sublet Premises, both interior and exterior, and all machinery and equipment therein, so that the need for repairs may be promptly detected, to make such repairs as it is herein obliged to make, and notify Sublessor in writing of the need for any repairs Landlord may be obligated to make under the Lease.

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            (l)    Except for emergencies, upon reasonable advance written notice to Sublessee and not interfering with Sublessee’s ability to conduct business in the Sublet Premises, permit the Sublessor and Landlord to inspect the Sublet Premises, to show the Sublet Premises to prospective tenants during the last six (6) months of the initial term or the renewal term provided Sublessee has not renewed the Sublease at the time, to exhibit notices for lease or sale, it being understood that no such inspection shall be deemed a waiver of Landlord’s or Sublessor’s rights under the Lease, or this Sublease.

            (m)    Not use or employ Landlord’s or Sublessor’s personnel, including but not limited to secretaries, word-processing, and clerical personnel, for any purpose at any time, nor ask or permit such personnel to perform any task (such as filing, running errands, answering telephones, etc.) for Sublessee. Sublessee shall not employ, nor offer employment to, any of Sublessor’s personnel under any circumstances, whether or not during their off-duty hours or after termination of their employment by Sublessor, without the express advance written consent of Sublessor, which Sublessor may withhold in its sole and absolute discretion. Sublessee understands that such employment would be contrary to Sublessor’s business policies, and that Sublessor’s consent is unlikely to be given.

            (n)    Implement, and strictly comply with, a “smoke free office” policy in the Sublet Premises.

            (o)    Execute and return within ten (10) calendar days any certificate that Landlord, or Sublessor may request from time to time, stating that, to the best of Sublessee’s knowledge (with any exceptions noted), that this Sublease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modification. The certificate shall contain the items specified in relevant provisions of the Lease.

            (p)    Any and all use of Sublessor’s office property, equipment, or supplies, is strictly prohibited.

            (q)    All office and suite keys and garage keys must be returned to Sublessor or Landlord within thirty (30) days of Sublease termination or expiration. The security deposit shall not be returned until, among other things, all such items are returned.

            (r)    Notwithstanding anything herein to the contrary, Sublessee shall comply with all obligations as are imposed on Sublessor, as tenant under the Lease and are applicable to the Sublet Premises, the Building, and Sublessee’s use thereof.

     11.   Assignment and Subletting:

            (a)    Notwithstanding any provision herein to the contrary, Sublessee agrees not to assign or in any manner assign, convey, transfer or pledge this Sublease or any estate or interest therein, and not to lease or sublet the Sublet Premises or any part or parts thereof or any right or privilege appurtenant thereto (“Transfer”), without the express written consent of Sublessor . The sale, issuance or transfer of more than fifty percent (50%) of the voting capital stock (or other equity interest) of Sublessee, or any voting capital stock of any corporate entity

Hamilton/Alliance Sublease	Page 11 of 27

which directly or indirectly controls Sublessee which results in a change in the direct or indirect voting control (or a change in the identity of any person, persons, entity or entities with the power to vote or control at least fifty percent (50%) of the voting shares of any class of stock) of Sublessee, or any corporate or non-corporate entity which directly or indirectly controls Sublessee, or, if Sublessee is a partnership, transfer of more than fifty percent (50%) of the partnership interests of Sublessee, shall be deemed to be a Transfer of this Sublease within the meaning of this Section. Sublessor will not unreasonably withhold, condition, or delay its consent to a sub-sublease or assignment if the following criteria are met:

                     (1)    Sublessee provides to Sublessor all information regarding the proposed sub-subtenant or assignee (hereafter “Transferee”) required by Sublessor, including without limitation, information regarding the identity and ownership of the proposed Transferee, financial statements, and credit information (which Sublessor is entitled to share with Landlord);

                     (2)    The Transferee’s use of the space conforms with the Permitted Use of the Lease;

                     (3)    The proposed Transferee provides the same insurance as required by Section 12 of this Sublease;

                     (4)    The proposed Transferee is not, and has not been, a party to any litigation or dispute with Landlord, Sublessor, or any of Sublessor’s clients or customers;

                     (5)    As a condition of such approval, Sublessee shall pay all reasonable costs, fees, and expenses (including attorney’s fees) incurred by Sublessor arising out of the proposal transaction, including but not limited to drafting or review of documents, which total shall not exceed One Thousand and 00/100 Dollars ($1,000.00).

                     (6)    The proposed Transferee has not defaulted on any prior lease or sublease, and it is demonstrated to Sublessor’s satisfaction that the proposed Transferee has the financial capability of performing its obligations hereunder and has satisfactory credit;

                     (7)    The form of agreement between the Sublessee and proposed Transferee is acceptable to Sublessor; and

                     (8)    Landlord’s consent has been obtained, if such consent is required under the Lease.

            (b)    In the event Sublessor shall consent to the Transfer, Sublessee shall remain fully liable as principal and not as guarantor or surety for the Rent and all conditions and covenants of this Sublease to be performed by Sublessee for the full Term, even if Sublessor accepts Rent from the assignees or subtenants or in any other manner deals with them. Any lawful levy or sale upon execution or other legal processes against Sublessee shall be classified as an assignment within the meaning of this Sublease, as shall be an adjudication in bankruptcy, voluntary or involuntary, or an appointment of a receiver by a State or Federal Court, or the insolvency of the Sublessee, or the execution of a deed or other instrument for the benefit of

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creditors. Notwithstanding anything in this Section 11 (Assignment and Subletting) to the contrary, Sublessee understands and agrees that the consent of Landlord under the Lease must in all instances be obtained prior to any Transfer, whether or not Sublessor otherwise has rights to consent thereto.

            (c)    If this Sublease is assigned to any person or entity pursuant to the provisions of the United States Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Sublessor, shall be and remain the exclusive property of Sublessor and shall not constitute property of Sublessee or of the Estate of Sublessee within the meaning of the Bankruptcy Code. All monies or other considerations constituting Sublessor’s property under the preceding sentence not paid or delivered to Sublessor shall be held in trust for the benefit of Sublessor and be promptly paid or delivered to Sublessor.

            (d)    Sublessor shall be entitled to receive from Sublessee (as and when received by Sublessee) as an item of Additional Rent, fifty percent (50%) of all amounts received by Sublessee from such transferee, net of reasonable expenses relating to the sublease (including but not limited to reasonable brokerage fees and commissions, advertising costs, attorneys’ fees, and allowances or rebates to the assignee or subtenant, all of which shall be reasonable) in excess of the amounts payable by Sublessee to Sublessor hereunder (the “Transfer Premium”), except in the case of a transferee which is a subsidiary or “affiliate” of Sublessee. The Transfer Premium shall include all Basic Rent, Additional Rent or other consideration of any type whatsoever payable by the transferee in excess of the Basic Rent and Additional Rent payable by Sublessee under this Sublease. If less than all of the Sublet Premises is transferred, the Basic Rent and the Additional Rent shall be determined on a per square foot of Rental Area basis. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or sub-subtenant to Sublessee in connection with such Transfer, and any payment in excess of fair market value for services rendered by Sublessee to the assignee or sub-subtenant or for assets, fixtures, inventory, equipment, intellectual property, goodwill, or furniture transferred by Sublessee to the assignee or sub-subtenant in connection with such Transfer.

            (e)    Any sub-sublease of all or portions of the Sublet Premises must include, and shall be deemed to include, provisions stating that it is subject and subordinate to the Lease and this Sublease, and to the matters to which the Lease and this Sublease are or shall be subordinate and that in the event of the termination of the Lease or this Sublease, or the re-entry or dispossession of Sublessor by Landlord under the Lease, or of Sublessee by Sublessor under this Sublease, Sublessor, at its option, may either terminate the sublease, in which case the sub-subtenant shall peacefully vacate the Sublet Premises, or, require the sub-subtenant to attorn to Landlord (or Sublessor, as the case may be) as its sublessor pursuant to the then applicable terms of such sublease for the remaining term thereof, except that Landlord and Sublessor shall not be (i) liable for any act or omission of Sublessee as sub-sublessor under such sub-sublease, (ii) subject to any offset which theretofore accrued to such Sublessee against sub-subtenant, or (iii) bound by any previous modification of such sub-sublease not consented to in writing by Landlord or Sublessor, or by a previous prepayment of rent more than one month in advance. No sublease term shall be for a period in excess of the then remaining term of this Sublease.

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            (f)    Without limitation of the foregoing, (i) in no event shall any Transfer create any additional obligation of Sublessor, or Landlord, nor shall any subletting by Sublessee create any contractual privity between such sub-subtenant(s) and Landlord of any kind or nature, (ii) Sublessee shall remain fully bound by all of Sublessee’s obligations and covenants to Sublessor, and (iii) Sublessee shall in all instances remain fully bound to perform all of its obligations under this Sublease.

            (g)    Sublessor may, at any time, in its sole and absolute discretion, sell, transfer, assign, and convey any and all of its rights under this Sublease (subject to Sublessor’s obligations to Landlord under the Lease), and in the event Sublessor assigns its rights under the Lease, Sublessor shall be released from any obligations hereunder. Sublessee agrees to look solely to Sublessor’s successor in interest for performance of such future obligations under this Sublease. Except as hereinafter stated, it shall be deemed and construed, without further agreement between the parties or their successors in interest, or between the parties and the purchaser or successor to Sublessor by reason of any such sale, transfer, assignment, or conveyance, that such purchaser or successor has assumed and agreed to carry out any and all covenants and obligations of Sublessor hereunder. Notwithstanding the foregoing, Sublessor shall remain fully responsible for the return of the Security Deposit to Sublessee until such time as Sublessor’s successor has received the Security Deposit. Sublessor shall provide Sublessee written notice of the transfer of the Security Deposit to Sublessor’s successor.

            (h)    Notwithstanding anything to the contrary in this Sublease, so long as a transfer of this sublease by Sublessee is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Sublease (or Sublessee’s interest herein) in isolation to Sublessee’s other leasehold interests and assets, Sublessor’s written consent shall not be required for any sublease, assignment or other transfer of this Sublease to any other entity which (i) controls or is controlled by Subtenant, or (ii) is controlled by Subtenant’s parent company, or (iii) which purchases all or substantially all of the assets of Subtenant, or (iv) which purchases all or substantially all of the ownership interests or stock of Subtenant, provided, however, that in each such event Subtenant shall continue to remain fully liable under this Sublease, on a joint and several basis with the assignee or acquiror of such assets or stock. Sublessee shall be required to give Sublessor at least thirty (30) days written notice in advance of any such sublease or assignment, except with respect to transfers by operation of law occasioned through a sale of publicly or privately traded shares in Subtenant.

     12.   Sublessee’s Insurance:

            (a)    Sublessee, at its sole cost and expense, shall obtain and maintain in effect, as long as this Sublease remains in effect, and during such time as Sublessee occupies the Sublet Premises or any part thereof, insurance policies providing at least the following coverage:

                     (1)    comprehensive general liability insurance, including insurance against assumed or contractual liability under this Sublease, against any liability arising out of the ownership, use, occupancy or maintenance of the Sublet Premises and all areas appurtenant thereto, to afford protection with limits of not less than $1,000,000 each occurrence for bodily injury and property damage liability, $1,000,000 each incident for personal injury liability,

Hamilton/Alliance Sublease	Page 14 of 27

$2,000,000 products and completed operations aggregate, $50,000 fire legal liability, $5,000 per person medical expense and $2,000,000 general aggregate. The general aggregate limit should apply separately to each location owned or rented to the Sublessee;

                     (2)    all-risk property insurance, including theft coverage and business interruption coverage, written at replacement cost value and with replacement cost endorsement, covering all of Sublessee’s Personal Property in the Sublet Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Sublessee under the provisions of this Sublease) and all leasehold improvements and alterations installed in the Sublet by Sublessee, including all Alterations (if any);

                     (3)    worker’s compensation or similar insurance in such form and amounts required by law; and

                     (4)    in the event that any Alterations are permitted, such additional insurance as may be required by Landlord or Sublessor.

            (b)    Such policy shall include Sublessor, and Landlord, if Landlord so requires of Sublessor under the Lease, as an additional insured. Sublessee will furnish a Certificate of Insurance to Sublessor evidencing such coverage.

            (c)    The insurance carrier shall be satisfactory to Sublessor and licensed in the Commonwealth of Virginia. The insurance carrier shall at all times during the term of this lease have a policyholder’s rating of not less than “A +/10” in the most current edition of Best’s Insurance Reports. Said insurance shall not be subject to cancellation except after ten (10) days prior written notice to Sublessor and Landlord. Each policy evidencing the insurance to be carried by Sublessee under this Sublease shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Sublessor and Landlord, and that any coverage carried by Sublessor or Landlord shall be excess insurance. All of the foregoing insurance shall contain a waiver of subrogation in favor of Sublessor and Landlord. The policy or policies, or duly executed certificate or certificates for the same, together with satisfactory evidence of the payment of the premium thereon, shall be deposited with Sublessor prior to taking possession, and renewals of such insurance not less than thirty (30) days prior to the expiration of the term of such coverage. If Sublessee fails to comply with such requirement, Sublessor may, in addition to other available remedies, obtain such insurance and keep the same in effect and Sublessee shall pay Sublessor the premium cost thereof upon demand, as Additional Rent.

            (d)    Sublessee waives and releases any claims, damages, or liabilities against Landlord and Sublessor which are covered by any insurance carried, or required to be carried, by Sublessee hereunder, and agrees to look solely to its insurance coverage for any such claims, damages, or liabilities. This provision shall not apply to claims which are caused as a result of Sublessor’s gross negligence or misconduct.

Hamilton/Alliance Sublease	Page 15 of 27

     13.  Utilities and Services:

            (a)    If Sublessee wishes to have after hours utility service, Sublessee shall pay Sublessor all costs and charges therefor as Sublessor is required to pay to Landlord under the Lease.

            (b)    Sublessor shall cause the Landlord to provide the following services:

                     (1)    Access to the Building twenty-four (24) hours a day, seven (7) days a week, with a “Kastle” access control system, subject to Landlord’s rules pertaining to such access and use. Sublessor shall provide Sublessee, at no charge, with reasonable quantities of access cards upon commencement of the Sublease.

                     (2)    On-site maintenance office hours are from 7:00 a.m. to 3:30 p.m., Monday through Friday.

                     (3)    Standard building cleaning services are provided five (5) days a week, excluding holidays.

                     (4)    Heating, ventilating and air-conditioning are provided Monday through Friday, 7:30 a.m. to 6:00 p.m., and on Saturday, 8:00 a.m. to 1:00 p.m. (excluding holidays). Arrangements can be made for after-hours usage. Tenant shall be charged Landlord’s standard charge for after-hours HVAC services, currently $35.00 per hour.

            (c)    Notwithstanding the permitted use set forth herein, Sublessee shall not use Building utilities or services in excess of those used by the average office building tenant using its premises for ordinary office use. Sublessee shall not install at the Sublet Premises office machines, lighting fixtures or other equipment which will generate above average heat, noise or vibration at the Sublet Premises or which will adversely effect the temperature maintained by the HVAC system. If Sublessee does use Building utilities or services in excess of those used by the average office building tenant, and Sublessor provides documented proof of such excess, Sublessor shall have the right, in addition to any other rights or remedies it may have under this Lease, to (a) at Sublessee’s expense, install separate metering devices at the Sublet Premises, and to charge Sublessee for its usage and reduce Sublessee’s Base Rent by the then existing per square foot amount of the Building’s utilities and services, and (b) require Sublessee to pay to Sublessor all costs, expenses and damages incurred by Sublessor as a result of such usage.

            (d)    It is understood and agreed that Sublessor and Sublessee have entered into this Sublease on the express understanding and agreement that Landlord and Sublessor shall not have any liability to Sublessee whatsoever as a result of utility failure, or Landlord’s failure or inability to furnish any services of any kind whatsoever to the Sublessor, whether resulting from breakdown, removal from service for maintenance or repairs, strikes, scarcity of labor or materials, acts of God, governmental requirements or from any other cause whatsoever. Any such failure or inability to furnish the utilities or service required hereunder shall not be considered an eviction, actual or constructive, of Sublessee from the Sublet Premises and shall not entitle Sublessee to terminate this Sublease or to an abatement of any rent payable hereunder.

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Notwithstanding, Sublessor shall use commercially reasonable efforts to assist Sublessee in obtaining such utilities and services for the Sublet Premises. In the event utility services are interrupted for three (3) days or more, the Sublessee’s rent shall be abated until such time as the as the interrupted utility services are restored.

     14.   Parking: During the Term and subject to the rules and regulations as promulgated or modified by Landlord from time to time (the “Rules”), Sublessee shall be entitled to use up to thirty two (32) unreserved parking spaces. If the size of the Sublet Premises is ever reduced for any reason, the number of parking spaces shall be reduced to a ratio of four (3.8) parking spaces for each one thousand (1,000) rentable square feet. For purposes of this Sublease, a “parking space” refers to the space in which one (1) motor vehicle is intended to park. Landlord reserves the right at any time to relocate Sublessor’s and Sublessee’s reserved and unreserved parking spaces. If Sublessee commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord and/or Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Sublessee, which cost shall be immediately payable by Sublessee upon demand by Landlord and/or Sublessor. Sublessee’s parking rights are the personal rights of Sublessee and Sublessee shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease. Sublessor shall provide Sublessee with five (5) reserved parking spaces marked “Reserved for Alliance Bank” in a mutually agreeable location within close proximity to the Building entrance.

     15.   Indemnity/Liability:

            (a)    Except for Sublessor or Landlord’s agents, employees, invitees, licensees, or customers willful misconduct or negligence, as the case may be, Sublessee hereby indemnifies and agrees to save harmless Sublessor, Landlord, and any mortgagee of the Premises (including the Sublet Premises) from and against any and all claims, damages, causes of action, liabilities, obligations, or costs, including attorneys’ fees, that (i) arise from or in connection with the possession, use, or control of the Sublet Premises by the Sublessee, (ii) arise from or are in connection with any act or omission of Sublessee or Sublessee’s agents, employees, invitees, licensees or customers, or (iii) result from any default, breach, violation or non-performance by Sublessee of this Sublease or of any provision hereof, or (iv) result from injury to person or property or loss of life sustained in, on or about the Building or the Sublet Premises as a result of Sublessee’s use and occupancy of the Sublet Premises, or (v) result from Sublessee’s or Sublessee’s employees’, licensees’, or visitors’ use of the sidewalks, common areas, or the parking area at the building. Sublessee shall, at its own cost and expense, at Sublessor’s election, defend any and all actions, suits and proceedings that may be brought against Sublessor or Landlord with respect to the foregoing or in which it may be implead, or reimburse the cost of said defense to Sublessor upon demand. Sublessee shall pay, satisfy, and discharge any and all judgments, orders and decrees that may be recovered against Sublessor or Landlord in connection with the foregoing.

            (b)    In consideration of the benefits accruing hereunder, Sublessee, for itself, its successors and assigns, covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Sublessor, and notwithstanding anything to the contrary

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contained elsewhere in this Sublease. No assets of Sublessor or any partners, shareholders or other principals or members of Sublessor shall be subject to levy, execution or other judicial process for satisfaction of any claim or remedy of Sublessee.

            (c)    Sublessor hereby indemnifies and agrees to save harmless Sublessee, from and against any and all claims, damages, causes of action, liabilities, obligations, or costs, including attorneys’ fees, that (i) arise from or in connection with the possession, use, or control of any portion of the building by the Sublessor or (ii) arise from or are in connection with any act or omission of Sublessor or Sublessor’s agents, employees, invitees, licensees or customers, or (iii) result from any default, breach, violation or non-performance by Sublessor of this Sublease or of any provision hereof, or (iv) result from injury to person or property or loss of life sustained in, on or about the building or the Sublet Premises as a result of Sublessor’s use and occupancy of any portion of the Building, or (v) result from Sublessor’s or Sublessor’s employees’, licensees’, or visitors’ use of the sidewalks, common areas, or the parking area at the building. Sublessor shall, at its own cost and expense, at Sublessee’s election, defend any and all actions, suits and proceedings that may be brought against Sublessee with respect to the foregoing or in which it may be implead, or reimburse the cost of said defense to Sublessee upon demand. Sublessor shall pay, satisfy, and discharge any and all judgments, orders and decrees that may be recovered against Sublessee in connection with the foregoing.

     16.   Condemnation: If the whole or a substantial part of the Sublet Premises and/or the approaches thereto shall be taken, damaged, or destroyed by public authority, the provisions of the Lease pertaining to condemnation shall be applicable as if written herein between Sublessor and Sublessee. Sublessee shall have no right, title, or interest in condemnation proceeds relating to the Land or the Building or any leasehold interest therein.

     17.   Destruction of Premises: If the Premises, or any part thereof, is destroyed or damaged by fire or other unavoidable casualty covered by a standard fire and extended coverage insurance policy so as to render the Sublet Premises unfit for use and occupancy, the Rent shall be suspended and abated in the manner and to the extent abated pursuant to provisions of the Lease pertaining to destruction of the Premises (unless the fire or casualty arises out of the act or omission of Sublessee or any agent or invitee of Sublessee), until the Sublet Premises shall have been put in condition for use and occupancy as at the time of such damage or destruction, or until the Lease shall be cancelled and terminated as therein provided. Sublessee shall have no rights against Sublessor or Landlord in the event of such termination or cancellation. Sublessor shall have no obligation to repair or rebuild the Sublet Premises.

     18.   Holding Over:

            (a)    Sublessee shall remove from the Sublet Premises, at the expiration or other termination of this Sublease, all goods and effects not belonging to Sublessor or Landlord, and surrender possession of the Sublet Premises and all fixtures and furnishings connected therewith in good repair, order and condition in all respects, reasonable wear and use thereof and damage by accidental fire or other unavoidable casualty only excepted. If Sublessee shall have made any alterations, additions, installations or modifications in or to the Sublet Premises, not consented to by Sublessor or Landlord, Sublessee shall, if requested to do so by Sublessor or

Hamilton/Alliance Sublease	Page 18 of 27

Landlord in writing, remove the same or such thereof as may be specified in such notice and repair any damage caused by such removal, all at Sublessee’s expense. If Sublessee shall fail to perform any of the foregoing obligations, Landlord and Sublessor are authorized to do so in Sublessee’s behalf and to sell articles and effects left on the Premises. The proceeds of any such sale shall be applied toward the expenses thus incurred, and Sublessee agrees to pay any balance promptly.

            (b)    In the event of holding over, the provisions of the Lease pertaining to holding over shall apply as if written herein between Sublessor and Sublessee, and Sublessee shall pay all rent, costs, and charges due thereunder.

     19.   Default and Remedies:

            (a)    In the event of (a) any failure of Sublessee to pay any rental or of the charges due hereunder when due, which failure continues for five (5) business days after receipt of written notice from Sublessor, or (b) any failure to operate its business pursuant to Section 8 for the purpose specified in Section 7 hereof, or if Sublessee shall permit this Sublease to be taken under any writ of execution, (c) the filing by Sublessee of a petition seeking relief under the Bankruptcy Code or state insolvency statute, or the appointment of a trustee or receiver for Sublessee, or (d) any failure to perform any other of the material terms, conditions or covenants of this Sublease Agreement or the Lease to be observed or performed by Sublessee, after Sublessor provides Sublessee notice under the provision of Section 13 (d) of the Lease, or (e) any material default under any other obligation of Sublessee hereunder, then Sublessor, or its successors or assigns, as the case may be, besides other rights or remedies it may have, shall have the right to declare this Sublease terminated and the Term ended (in which event, this Sublease and the Term hereof shall expire, cease and terminate with the same force and effect as though the date set forth in any required notice were the date originally set forth herein and fixed for the expiration of the Term, and Sublessee shall vacate and surrender the Sublet Premises but shall remain liable for all obligations arising during the balance of the original stated Term as hereafter provided as if this Sublease had remained in full force and effect) and Sublessor shall have the right to bring a special proceeding to recover possession from Sublessee holding over and/or Sublessor may, in any of such events, without notice, pursuant to applicable legal process re-enter the Sublet Premises either by force or otherwise, and dispossess, by summary proceedings or otherwise, Sublessee and the legal representative of Sublessee or of the occupancy of the Sublet Premises and remove Sublessee’s effects and hold the Sublet Premises as if this Sublease had not been made. Sublessee hereby waives the service of notice of intention to re-enter or any other notice otherwise provided by law, it being agreed that this Sublease constitutes notice to Sublessee, or to institute legal proceedings to that end. Sublessee further waives any right under any present or future law to redeem the Sublet Premises after entry of a judgment in favor of Sublessor.

            (b)    In addition to the foregoing, if Sublessee shall default in the performance of any of the covenants, conditions or agreements contained in this Sublease Agreement or shall violate any of the provisions of the Lease, Sublessor shall, in addition to any remedy otherwise provided in this Sublease Agreement, or by law or equity, have such rights and shall be entitled to invoke the same remedies which are available to Landlord in the event of a default by

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Sublessor under the Lease, as set forth in the Lease, and Sublessor shall be entitled to all costs and expenses, including attorneys’ fees, arising out of or connected with, Sublessee’s default, or the enforcement of Sublessor’s rights hereunder.

            (c)    Notwithstanding the provisions of Section 19(a) and (b) above, the Sublessor shall not declare the Sublessee in default or exercise any default remedies until the Sublessor shall have provided the Sublessee a five (5) day written notice to cure its monetary default or a fifteen (15) days written notice to cure any non-monetary default under this sublease.

            (d)    In case suit shall be brought for recovery of possession of the Sublet Premises, for the recovery of rent or any other amount due under the provisions of this Sublease, or because of the breach of any of the covenant herein contained on the part of Sublessee to be kept and performed, and a breach shall be established, Sublessee shall pay to Sublessor all reasonable expenses incurred therefor, including attorneys’ fees. In addition, in the event Sublessor shall incur expenses, including reasonable attorneys’ fees, as a result of Sublessee’s failure to perform or comply with any term, covenant or condition set forth in this Sublease, Sublessee shall pay to Sublessor all such expenses. Any amounts payable by Sublessee to Sublessor pursuant to this Section 19 of this Sublease may be billed to Sublessee, and the failure of Sublessee to promptly pay same shall entitle Sublessor to all remedies for failure to pay rent as available under this Sublease or at law or in equity.

            (e)    In case suit shall be brought by the Sublessee against the Sublessor because of the breach of any of the covenant herein contained on the part of Sublessor to be kept and performed, and a breach shall be established, Sublessor shall pay to Sublessee all reasonable expenses incurred therefor, including attorneys’ fees. In addition, in the event Sublessee shall incur expenses, including attorneys’ fees, as a result of Sublessor’s failure to perform or comply with any term, covenant or condition set forth in this Sublease or the Lease, Sublessor shall pay to Sublessee all such expenses. Any amounts payable by Sublessor to Sublessee pursuant to this Section 19 of this Sublease may be offset against the Base Rent or Additional Rent reserved under this Sublease.

            (f)    All rights and remedies of either party set forth in this Sublease are in addition to, and not in lieu of, all other rights and remedies available to such party at law or in equity. All rights and remedies available to either party pursuant to this Sublease or at law or in equity are expressly declared to be cumulative. The exercise by any party of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by either party to exercise or enforce any of its respective rights or remedies or the other party’s obligations shall constitute a waiver of any such rights, remedies or obligations. Neither Party shall be deemed to have waived any default by the other party hereunder unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If either party hereto waives in writing any default by the other party, such waiver shall not be construed as a waiver of any covenant, condition, or agreement set forth in this Sublease except as to the specific circumstances described in such written waiver.

     20.   Property Loss or Damage: Sublessee hereby expressly covenants and agrees that Sublessor is not liable or responsible in any manner, for any damages, loss or destruction to the

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property of Sublessee or of any other person or entity and/or for any injury to or death of any person or entity in or about the Premises .

     21.    Notices: Any notice, statement or communication which either party hereto may desire to give to the other party hereto shall be deemed sufficiently given if in writing, sent by either certified mail, return receipt requested, or a recognized overnight courier service (such as Federal Express) addressed to such other party, at the address below, and the time of the giving of such notice or communication shall be deemed to be the earlier of (i) the time when the same is received by the addressee or (ii) two (2) days from the date of mailing:

SUBLESSEE:	Alliance Bank

Before Sublease Commencement:	12735 Shops Lane Fairfax, Virginia 22033 Attention: Paul Harbolick, Executive VP

After Sublease Commencement:	14280 Park Meadow Drive, Suite 350 Chantilly, Virginia 20151

SUBLESSOR:	Hamilton Resources Corporation
14280 Park Meadow Drive, Suite 300 Chantilly, Virginia 20151 Attention: Jaxon White, President

     22.   Successors and Assigns: The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of Sublessor and Sublessee and their respective successors and permitted assigns, it being understood that this Section 22 shall not be deemed to create any right in addition, or contrary, to the provisions of Section 11.

     23.   Landlord: The Sublease is entered into with the understanding that the Lease may require Sublessor to seek, from the Landlord, consent for Sublessor to enter into this Agreement. Sublessor shall have no obligation or liability of any kind whatsoever arising out of or connected with the failure of Landlord to so consent, or any delay on the part of Landlord. In the event Landlord shall refuse to consent, at the option of Sublessee, this Sublease Agreement shall terminate upon notice thereof to Sublessee. Sublessee has reviewed, or had the opportunity to review, the Lease (with confidential economic terms redacted).

     24.   Inspection by Landlord and Sublessor: Sublessee agrees that Sublessor, or its agents, servants or employees, may enter upon the Sublet Premises, at any reasonable time and upon reasonable advance written notice to Sublessee (except in the event of an emergency), to inspect same provided the foregoing does not interfere with Sublessee’s ability to conduct its business in the Sublet Premises. Landlord may also, upon reasonable advance written notice to Sublessee (except in the case of an emergency), enter the Sublet Premises from time to time to make necessary repairs, alterations or improvements, so long as such repairs, alterations, or improvements do not prevent the Sublessee from materially utilizing the Sublet Premises.

Hamilton/Alliance Sublease	Page 21 of 27

     25.   Financial Statements: No more than once during any calendar year during the Term upon advance written request by Sublessor, Sublessee will provide Sublessor with a copy of its most recent financial statement, which statement shall be prepared in accordance with generally accepted accounting principles consistently applied, and which shall be either prepared by an independent certified public accountant, or sworn to as to their accuracy by a responsible officer of Sublessee. Any misstatement or omission of material fact shall, at the option of Sublessor, be a default under this Sublease.

     26.   Brokers: Sublessor recognizes Grubb & Ellis as its representative Broker. Sublessee recognizes Transwestern Commercial Services as its representative Broker. Sublessee represents and warrants to Sublessor that it has dealt with no other broker in connection with this Sublease, and that no other broker was involved on its behalf in negotiating or consummating this Sublease. Sublessee shall indemnify and hold Sublessor harmless against any claims for brokerage commissions by brokers claiming to represent the Sublessee (other than Broker(s)) arising out of this Sublease).

     27.   Early Possession: Subject to coordination with Sublessor, full execution of the Sublease and approval by the Landlord, Sublessee shall be given access to the Sublet Premises prior to the Sublease Commencement Date for the purpose of installing special equipment, furniture, telephone equipment, etc.

     28.   Security System: Sublessee shall have the right, at Sublessee’s sole cost and expense, to install its own security system within the Sublet Premises with prior written consent of Sublessor, not to be unreasonably withheld, conditioned or delayed.

     29.   Building Directory: Sublessor and Landlord shall allow a reasonable number of entries of Sublessee’s identification in the Building lobby’s directory.

     30.   Monument Signage: Subject to Sublessor’s and Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Sublessee shall have the right to add its identification to the existing Building monument sign. Such approval shall be conditioned by the approval of the Building’s Westfields Corporate Center architectural committee.

     31.  Miscellaneous Provisions:

            (a)    Applicable Law and Forum: This Sublease is to be governed, construed and applied in accordance with the laws of the Commonwealth of Virginia, exclusive of its conflict of laws rules. In the event of any claim or cause of action arising out of or connected with this Sublease Agreement, such claim or cause of action shall be adjudicated solely in either the U.S. District Court for the Eastern District of Virginia, Alexandria Division, or the Circuit or General District Court of Fairfax County, Virginia. The parties hereto consent, and waive all objections, to the jurisdiction and venue of such courts, including, but not limited to, forum non conveniens.

Hamilton/Alliance Sublease	Page 22 of 27

            (b)    Severability: If any term or provision of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

            (c)    No Partnership. The relationship created herein is solely that of sublessor and sublessee. Neither the provisions set forth herein, nor any one or more agreements herein contained, is intended nor shall the same be deemed or construed to create a partnership between Sublessee and Sublessor. Sublessor shall not be responsible for any debt or obligation of Sublessee.

            (d)    Waiver of Jury Trial. SUBLESSOR AND SUBLESSEE HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATION OF SUBLESSOR AND SUBLESSEE, THE USE AND OCCUPANCY BY SUBLESSEE OF THE SUBLET PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS SUBLEASE. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES OTHER THAN SUBLESSOR OR SUBLESSEE. SUBLESSOR AND SUBLESSEE MAKE THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY. EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS MUTUAL WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. IF SUBLESSOR COMMENCES ANY PROCEEDINGS FOR THE NON-PAYMENT OF RENT, SUBLESSEE WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING, EXCEPT FOR COMPULSORY COUNTERCLAIMS. THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF SUBLESSEE’S RIGHT TO ASSERT SUCH CLAIMS IN ANY SEPARATE ACTION OR ACTIONS BROUGHT BY SUBLESSEE.

            (e)     No Privity With Landlord. In no event shall this Sublease create any additional obligation of Landlord nor any contractual privity between Sublessee and Landlord of any kind or nature. Notwithstanding the foregoing, the Sublessor shall use it’s best efforts and cause the Landlord to perform it’s obligations both under the Lease and those under this Sublease, which by their nature, are intended to be performed by the Landlord (the “Landlord’s Obligations”). For the purposes of this paragraph, the term “best efforts” shall include the filing of legal action, if necessary by Sublessor, to cause the Landlord to perform Landlord’s Obligations.

            (f)    Consents. Wherever there is a reference to the consent of Sublessor herein, Sublessor may be required to obtain the consent of the Landlord pursuant to the terms of

Hamilton/Alliance Sublease	Page 23 of 27

the Lease, respectively. Under no circumstances shall Sublessor have any liability of any kind whatsoever for the failure of Landlord to give such consent, nor shall the granting of such consent be deemed to create any privity or contractual relationship of any kind between Sublessee and Landlord. Sublessor shall use commercially reasonable efforts to obtain Landlord’s consent on Sublessee’s behalf.

            (g)    Construction. Feminine or neuter pronouns shall be substituted for those of masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution. The language in all parts of this Sublease Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. As the parties are experienced in the fields of business, the parties expressly agree that the principle of construction that ambiguities are construed against the drafting party shall not apply.

            (h)    No Waiver. The failure of the Sublessor to insist, in any one or more instances, upon a strict performance of any of the covenants of this Sublease, or to exercise any option herein contained, shall not be construed as a waiver or a relinquishment for the future of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by the Sublessor of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach and no waiver by the Sublessor of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the Sublessor. In the event that Sublessor consents to an assignment hereof, no further assignment shall be made without the express consent in writing by the Sublessor.

            (i)    Effectiveness of Obligations. The submission of this Sublease for examination does not constitute an offer to lease or sublease, and this Sublease becomes effective only upon execution thereof by Sublessor and Sublessee, and approvals as required under the Lease.

              (j)      Entire Agreement. This Sublease and the Exhibits attached to this Sublease set forth all the covenants, promises, assurances, agreements, representations, conditions, warranties, statements and understandings between Sublessor and Sublessee concerning the Sublet Premises, and there are no representations, either oral or written, between them other than those in this Sublease. This Sublease supersedes and revokes all previous negotiations, arrangements, offers to lease, reservations of space, representations and information conveyed, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Sublessor or Sublessee.

             (k)      Alteration. This Sublease may be altered, amended, modified or waived only by a writing signed by the Sublessee and Sublessor and consented by the Landlord.

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     IN WITNESS WHEREOF, Sublessor and Sublessee have set their hands and seals upon and delivered this Sublease as of the date first above written.

HAMILTON RESOURCES CORPORATION (Sublessor)

By: /s/	(SEAL)

Name:

Title:

ALLIANCE BANK (Sublessee)

By: /s/ Thomas A. Young, Jr.	(SEAL)
Name: Thomas A. Young, Jr.
Title: President & CEO

Hamilton/Alliance Sublease	Page 25 of 27

EXHIBIT A

(Lease)

Hamilton/Alliance Sublease	Page 26 of 27

EXHIBIT B

(Space Plan)

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